Exhibit 99.1

VALENTIS ANNOUNCES RESUMPTION OF LICENSE AGREEMENT WITH DSM

BIOLOGICS AND ISSUANCE OF TWO MANUFACTURING PATENTS

BURLINGAME, CA. – June 16, 2003 - Valentis, Inc. (Nasdaq:  VLTS) announced today that it has completed an agreement with DSM Biologics under which the license granted by Valentis to DSM Biologics for Valentis’ plasmid DNA manufacturing technology is affirmed on revised financial terms.  The agreement further resolves outstanding disputes between Valentis and DSM Biologics regarding prior plasmid DNA manufacturing services performed by DSM Biologics for Valentis.

Under the new agreement, the pAllianceTM plasmid DNA contract manufacturing alliance that had included Valentis, DSM Biologics and Qiagen GmbH is dissolved.  Qiagen GmbH continues to use the pAllianceTM trademark in its business.  The new agreement reinstates the license to DSM Biologics under the terms of the original agreement between Valentis and DSM Biologics, entered into in September, 1998, modified to add a royalty to Valentis (in addition to the previously-agreed profit-sharing arrangement).  The new agreement also eliminated approximately $1.1 million of Valentis’ accrued liabilities, and included a net payment of approximately $600,000 to Valentis.

Valentis also announced the issuance of a key plasmid DNA purification patent in Europe, EP 923592. The patented invention relates to the use of a gel layer for nucleic acid purification or filtration during ultrafiltration.  The claims of EP 923592 broadly cover a particularly useful method of ultrafiltration and diafiltration in plasmid DNA purification, without other process limitations.  Related patents have issued in the United States (US Patent No. 6,011,148) and Australia (Australian Patent No. 717136).

Valentis further announced the issuance of US Patent No. 6,534,483, broadly claiming its method of formulating nucleic acids with transfection facilitating agents by in-line mixing as well as co-lyophilized complexes of nucleic acids with formulating agents such as poloxamers and polyvinyl pyrrolidone.  This patent expands Valentis’ patent position relating to its co-lyophilized, poloxamer formulated Del-1 gene product.

NOTE: pAllianceTM  is a trademark of Qiagen GmbH.

Valentis is converting biologic discoveries into innovative products. The Company’s lead product in human testing is the Del-1 gene, formulated with one of the Company’s proprietary polymer delivery systems.  This product has recently successfully completed Phase I clinical trials in peripheral arterial disease. The Company is developing its other technologies, the GeneSwitch® gene regulation system and DNA vaccine delivery technologies, through licenses with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful.

Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003, each as filed with the Securities and Exchange Commission.

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